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--------                                  UNITED STATES SECURITIES AND EXCHANGE COMMISSION             -----------------------------
 FORM 4                                                WASHINGTON, D.C. 20549                                   OMB APPROVAL
--------                                                                                               -----------------------------
/ / CHECK THIS BOX IF NO                    STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                OMB NUMBER:       3235-0287
    LONGER SUBJECT TO                                                                                   EXPIRES: JANUARY 31, 2005
    SECTION 16.  FORM 4 OR    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,   ESTIMATED AVERAGE BURDEN
    FORM 5 OBLIGATIONS MAY       Section 17(a) of the Public Utility Holding Company Act of 1935 or     HOURS PER RESPONSE .... 0.5
    CONTINUE.  SEE                       Section 30(h) of the Investment Company Act of 1940           -----------------------------
    INSTRUCTION 1(b).
(Print or Type Responses)
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
1. Name and Address of Reporting Person*     2. Issuer Name AND Ticker or Trading Symbol     6. Relationship of Reporting Person(s)
                                                                                                 to Issuer (Check all applicable)
                                                Genzyme Corporation                             X   Director             10% Owner
   Carpenter,     Robert            J.          GENZ, GZBX and GZMO                            ----                 ----
---------------------------------------------------------------------------------------------       Officer (give        Other
    (Last)        (First)        (Middle)    3. I.R.S. Identification   4. Statement for       ----          title  ---- (specify
                                                Number of Reporting        Month/Day/Year                    below)       below)
   c/o Genzyme Corporation                      Person, if an entity                          -----------------  ------------------
   One Kendall Square                           (voluntary)                10/18/02
--------------------------------------------                            --------------------- 7. Individual or Joint/Group Filing
                  (Street)                                              5. If Amendment,          (Check Applicable Line)
                                                                           Date of Original   _X_Form filed by One Reporting Person
                                                                           (Month/Day/Year)   ___Form filed by More than One
   Cambridge,      MA              02139                                                         Reporting Person
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    (City)       (State)            (Zip)        TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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1. Title of   2. Trans-  2A. Deemed     3. Trans-     4. Securities Acquired (A)      5. Amount of      6. Owner-     7. Nature
   Security      action      Execution     action        or Disposed of (D)              Securities        ship          of In-
   (Instr. 3)    Date        Date,         Code          (Instr. 3, 4 and 5)             Beneficially      Form:         direct
                             if any        (Instr. 8)                                    Owned Follow-     Direct        Bene-
                 (Month/     (Month/                                                     ing Reported      (D) or        ficial
                 Day/        Day/          ------------------------------------------    Transaction(s)    Indirect      Owner-
                 Year)       Year)                                   (A) or              (Instr. 3         (I)           ship
                                           Code    V       Amount    (D)     Price        and 4)           (Instr. 4)    (Instr. 4)

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Genzyme General
Division common
stock (GENZ)    10/15/02                    W      V         700      A                   152,088           D
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Genzyme General
Division common
stock (GENZ)    10/18/02                    J(1)           5,700      D     $69.22        146,388           D
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Genzyme General
Division common
stock (GENZ)                                                                                  696           I           By spouse
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Genzyme General
Division common                                                                                                         By 401(k)
stock (GENZ)                                                                                1,758           I           plan
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Genzyme Biosurgery
Division common
stock (GZBX)    10/15/02                    W      V          81      A                     7,128           D
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Genzyme Biosurgery
Division common
stock (GZBX)                                                                                   52           I           By spouse
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Genzyme Molecular
Oncology
Division common
stock (GZMO)    10/15/02                    W      V          90      A                     1,113           D
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Genzyme Molecular
Oncology
Division common
stock (GZMO)                                                                                   41           I           By spouse
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                                                                              /s/ Susan P. Cogswell, Attorney-in-Fact
                                                                              ---------------------------------------  -----------
                                                                                    **Signature of Reporting Person       Date
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*  If the form is filed by more than one reporting person, SEE Instruction
   4(b)(v).

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.  SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, SEE Instruction 6 for procedure.

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED
IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY
VALID OMB CONTROL NUMBER.

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FORM 4 (CONTINUED)          TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                   (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative Security     2. Conver-   3. Trans-   3A. Deemed   4. Transac-   5. Number of Deriv-      6. Date Exer-
   (Instr. 3)                          sion or      action       Execution   tion Code     ative Securities Ac-     cisable and Ex-
                                       Exercise     Date         Date,       (Instr. 8)    quired (A) or Dis-       piration Date
                                       Price of    (Month/       if any                    posed of (D)             (Month/Day/
                                       Deriv-       Day/         (Month/                   (Instr. 3, 4, and 5)     Year)
                                       ative        Year)        Day/
                                       Security                  Year)


                                                                          --------------------------------------  ----------------
                                                                                                                  Date     Expira-
                                                                                                                  Exer-    tion
                                                                           Code    V        (A)        (D)        cisable  Date
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PEACS Transaction (Obligation
to sell) (1)                         $70.0005     10/18/02     10/18/02     J(1)                        1       10/18/02  10/18/02
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

--------------------------------------------------------------------------------------------------------
7. Title and Amount of          8. Price of      9. Number of     10. Ownership     11. Nature of
   Underlying Securities           Derivative       Derivative        Form of           Indirect
   (Instr. 3 and 4)                Security         Securities        Derivative        Beneficial
                                   (Instr. 5)       Beneficially      Securities:       Ownership
                                                    Owned             Direct (D) or     (Instr. 4)
                                                    Following         Indirect (I)
                                                    Reported          (Instr. 4)
                                                    Transaction(s)
   -----------------------                          (Instr. 4)
   Title         Amount or
                 Number of
                 Shares
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Genzyme General   5,700                                0
common stock
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Explanation of Responses:

(1) Premium Equity Amortizing Contingent Sales (PEACS) Transaction. On October 18, 2002
    Mr. Carpenter terminated the PEACS Transaction prior to its maturity, resulting in his obligation to deliver 5,700 shares of Genzyme General common stock at a per share purchase price of $69.22.





                                                                              /s/ Susan P. Cogswell, Attorney-in-Fact
                                                                              ---------------------------------------  -----------
                                                                                    **Signature of Reporting Person       Date

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations. SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, SEE Instruction 6 for procedure.

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED
IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY
VALID OMB CONTROL NUMBER.
